UNIFIED SERIES TRUST

CODE OF ETHICS

(As last revised May 19 2008)

I.	STATEMENT OF PRINCIPLES

          Unified Series Trust (the “Trust”) has adopted this Code of Ethics to govern personal securities transactions of the officers and trustees of the Trust, persons affiliated with the investment adviser(s) and sub-adviser(s) to each series of the Trust (each an “Adviser” and, collectively, the “Advisers”), and the officers and directors of the underwriter(s) to various series of the Trust (each an “Underwriter”). This Code shall also serve as the Code of Ethics for each Adviser and each Underwriter for purposes of the Investment Company Act of 1940 and the Investment Advisers Act of 1940. Although this Code contains a number of specific standards and policies, the following key principles are embodied throughout the Code.

The Interests Of Shareholders Must Always Be Paramount

          Trust Personnel have a legal and fiduciary duty to place the interests of clients first. In any decision relating to their personal investments, Trust Personnel must scrupulously avoid serving their own interests ahead of those of any client.

Trust Personnel May Not Take Inappropriate Advantage Of Their Relationship To Our Shareholders

          Trust Personnel should avoid any situation (including unusual investment opportunities, perquisites, accepting gifts of more than token value from persons seeking to do business with the Advisers or any series of the Trust) that might compromise, or call into question, the exercise of their fully independent judgment in the interests of trust shareholders.

All Personal Securities Transactions Should Avoid Any Actual, Potential or Apparent Conflicts Of Interest

          Although all personal securities transactions by Trust Personnel must be conducted in a manner consistent with this Code, the Code itself is based upon the premise that Trust Personnel owe a fiduciary duty to clients, and should therefore avoid any activity that creates an actual, potential or apparent conflict of interest. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

          Trust Personnel must adhere to these general principles as well as comply with the specific provisions of this Code. Technical compliance with the Code and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse or violation of an individual’s fiduciary duties to clients. In addition to the issues specifically addressed in this Code, Trust Personnel are expected, at all times, to comply with other requirements of the federal securities law applicable to the operations of the Trust and its series, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940 and applicable state securities laws.

II.	DEFINITIONS

“Act” means the Investment Company Act of 1940, as amended.

          “Advisers” means the Advisers listed on Schedule A to this Code, as such schedule may be amended from time to time.

          “Affiliated Fund” means: (1) for Advisory Personnel who are affiliated with an Adviser, the Fund(s) for which such Adviser serves as investment adviser; (2) for Advisory Personnel who are in a control relationship with any Fund, that Fund; and (3) for officers and employees of the Trust, all Funds in the Trust.

          “Alternative Code” means a code of ethics adopted by a service provider of the Trust pursuant to Section IX hereof.

          “Advisory Personnel” (or individually, an “Advisory Person”) means: (1) any employee of the Trust or an Adviser (or any company in a control relationship with any Fund or any Adviser) who, in connection with the employee’s regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Securities by any Fund, or whose functions relate to the making of any recommendations with respect to the purchase or sale of Securities by any Fund; (2) any officer, general partner or director of an Adviser; and (3) any natural person in a control relationship to any Fund or any Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a Security by a Fund or other non-public information regarding portfolio holdings of a Fund. Any provisions of this Code that apply directly to Advisory Personnel equally apply to accounts in the names of other persons in which Advisory Personnel have Beneficial Ownership.

          “Beneficial Ownership” means the opportunity, directly or indirectly, to profit or share in any profit derived from the purchase or sale of the subject Securities. Beneficial Ownership includes, but is not limited to, ownership of Securities held by members of the family. For these purposes, a person’s family includes the spouse, minor children, any person living in the home and any relative to whose support the person directly or indirectly contributes.

          “Chief Compliance Officer” means the Chief Compliance Officer of the Trust as may be appointed by the Board of Trustees from time to time.

          “Control” means the power to exercise a controlling influence over the management or policies of a Fund, unless such power is solely the result of an official position with the Trust. Any person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of any Fund shall be presumed to control such Fund. Any such presumption may be rebutted by evidence, in accordance with Section 2(a)(9) of the Act.

          “Compliance Officer” means, for Advisory Personnel, the person designated as the Chief Compliance Officer of the Adviser with which the Advisory Person is affiliated; for Trust Personnel who are affiliated with an Underwriter, the person designated as the Chief Compliance Officer of the Underwriter with which the Trust Person is affiliated; and for Advisory Personnel who are not affiliated with an Adviser and for other Trust Personnel, the Trust’s Chief Compliance Officer.

“Fund” means each series of the Trust.

          “Independent Trustee” means any Trustee of the Trust who is not an “interested person” of the Trust within the meaning of section 2(a)(19) of the Act.

          “Portfolio Managers” means those Advisory Personnel entrusted with the direct responsibility and authority to make investment decisions affecting any Fund. Any provisions of this Code that apply directly to Personal Securities Transactions by a Fund’s Portfolio Manager(s) equally apply to transactions in accounts in the names of other persons in which the Portfolio Manager has Beneficial Ownership.

          “Personal Securities Transaction(s)” means transactions in Securities for the account(s) in the names of Trust Personnel, or for accounts in which Trust Personnel have Beneficial Ownership.

“Trust” means Unified Series Trust.

          “Trust Personnel” (or individually, a “Trust Person) means: (1) any officer or director of the Underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of securities by any Fund, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to any Fund regarding the purchase or sale of securities; (2) any officer or Trustee of the Trust; and (3) all Advisory Personnel of each Adviser. Any provisions of this Code that apply directly to Trust Personnel equally apply to accounts in the names of other persons in which Trust Personnel have Beneficial Ownership.

          “Security” means any note; stock; exchange-traded fund (“ETF”); Fund (for Advisory Personnel, only Affiliated Fund(s) managed by the Adviser with which the Advisory Person is affiliated); treasury stock; bond; debenture; evidence of indebtedness; certificate of interest or participation in any profit-sharing agreement; collateral-trust certificate; pre-organization certificate or subscription; transferable share; investment contract; voting-trust certificate; certificate of deposit for a security; fractional undivided interest in oil, gas or other mineral rights; or, in general, any interest or instrument commonly known as “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing.

          The term “Security” shall not include the following securities: (i) shares of registered open-end investment companies, other than ETFs and Funds (for Advisory Personnel, only Affiliated Fund(s) managed by the Adviser with which the Advisory Person is affiliated); (ii) direct obligations of the U.S. government; (iii) high quality short term debt instruments, including repurchase agreements; (iv) bankers’ acceptances; (v) bank certificates of deposit; (vi) commercial paper and (vii) such other money market instruments as may be designated by the Board of Trustees (collectively, the “Excluded Securities”).

          “Purchase or Sale of a Security” includes the writing of an option to purchase or sell a Security. A Security shall be deemed “being considered for Purchase or Sale” by a Fund when a recommendation to purchase or sell has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. A Security shall not be deemed to be one which is “being considered for Purchase or Sale” by a Fund if such Security is reviewed as part of a general industrial survey or other broad monitoring of the securities market.

III.	PROHIBITED PURCHASES AND SALES OF SECURITIES

In a Personal Securities Transaction, Portfolio Managers may not:

•

Purchase or Sell a Security within three calendar days before, or on the same day as, the execution of a trade in the same Security or an equivalent Security by the Affiliated Fund, unless the Personal Securities Transaction is combined (“blocked”) with the Affiliated Fund’s transaction.

Trust Personnel may not:

•

In any calendar year, receive a gift or anything else (for example, air fare, hotel accommodations, etc.) with a value of more than $100 from any single person or entity that does business with or on behalf of an Affiliated Fund;

•

Serve on the board of directors of a publicly traded company without prior authorization from the Adviser, for Advisory Personnel, or from the Board of Trustees for other Trust Personnel, based upon a determination that such service would be consistent with the interests of the applicable Fund and its shareholders. Advisory Personnel that serve on the board of directors of a publicly traded company are not permitted to participate in any investment decisions on behalf of an Affiliated Fund involving Securities of that company;

•	Execute a Personal Securities Transaction without the prior written authorization of the appropriate Compliance Officer;

•

Execute a Personal Securities Transaction on a day during which an Affiliated Fund has a pending “buy” or “sell” order in that Security or an equivalent Security, until the Affiliated Fund’s order is executed or withdrawn (unless the Personal Securities Transaction is blocked with the Affiliated Fund’s transaction). In the case of “good until canceled” orders placed by a Fund, this provision applies only if the market price is within 2 points or 10% of the “good until canceled” price; or

•

Execute a Personal Securities Transaction in a Security or an equivalent Security that is being considered for Purchase or Sale by an Affiliated Fund (unless the Personal Securities Transaction is blocked with the Affiliated Fund’s transaction).

In a Personal Securities Transaction, Trust Personnel may not:

•

Acquire any Security in an initial public offering (“IPO”) or in a private placement without prior written authorization of the acquisition by the appropriate Compliance Officer. Any decision by a Fund to invest in or sell such Securities must be approved solely by the applicable Compliance Officer of the Adviser to the Fund, and the Compliance Officer may have no investment in the issuer.

IV.	EXEMPTED TRANSACTIONS

          The provisions described above under the heading Prohibited Purchases and Sales of Securities and the preclearance procedures under the heading Preclearance of Personal Securities Transactions do not apply to:

•	Purchases or Sales of Excluded Securities;

•

Purchases or Sales of Securities by a Trust Person who (i) is not an Advisory Person, and (ii) in the ordinary course of business, does not otherwise make, participate in or obtain information regarding, purchases or sales of securities to be made by a Fund, or whose functions do not relate to making any recommendations with respect to the purchase or sale of Securities by a Fund;

•	Purchases or Sales of Securities effected in any account in which the applicable Advisory Person has no Beneficial Ownership;

•	Purchases or Sales of Securities which are non-volitional on the part of either an Advisory Person or a Fund (for example, the receipt of stock dividends);

•	Purchases of Securities made as part of automatic dividend reinvestment plans;

•	Purchases of Securities made as part of an employee benefit plan involving the periodic purchase of company stock or mutual funds; and

•

Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired;

provided, however, that this section shall not exempt acquisitions of any Security in an IPO or in a private placement from the requirement that prior written authorization be obtained from the appropriate Compliance Officer.

V.	PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS.

          All Advisory Personnel wishing to engage in a Personal Securities Transaction must obtain prior written authorization of any such Personal Securities Transaction from the appropriate Compliance Officer, or such person or persons that such Compliance Officers may from time to time designate to make such written authorizations. Personal Securities Transactions by a Compliance Officer of an Adviser shall require prior written authorization of the President of the Adviser with whom the Compliance Officer is affiliated, or the President’s designee, who shall perform the review and approval functions relating to reports and trading by the Adviser’s Compliance Officer. The Adviser shall adopt the appropriate forms and procedures for implementing this Code of Ethics.

          Any authorization so provided is effective until the close of business on the second trading day after the authorization is granted. In the event that an order for the Personal Securities Transaction is not placed within that time period, a new authorization must be obtained. If the order for the transaction is placed but not executed within that time period, no new authorization is required unless the person placing the original order amends the order in any manner. Authorization for “good until canceled” orders are effective until the order conflicts with a Fund order. If a person is authorized to acquire a security in an IPO or private placement offering, the Compliance Officer must maintain a record of the authorization and the reasons supporting the decision.

          If an Advisory Person wishing to effect a Personal Securities Transaction learns, while the order is pending that the same Security is being considered for Purchase or Sale by the Fund, such Advisory Person shall cancel his or her trade.

Notification of Fund Trading Activity

          In addition to placing Purchase or Sale Orders for the Funds, the Portfolio Managers, or their designees, shall notify their respective Compliance Officers of daily purchases and sales and of Securities being considered for Purchase or Sale by the Affiliated Fund (other than anticipated transactions in Excluded Securities). In the alternative, a Compliance Officer must consult with the Fund’s Portfolio Manager(s) prior to authorizing a Personal Securities Transaction.

VI.	TRANSACTION AND ACCOUNT POSITION REPORTING REQUIREMENTS

          The following reporting requirements do not apply to any Independent Trustee who would be required to make a report solely by reason of being a Trustee of the Trust. If, however, an Independent Trustee knew or, in the ordinary course of fulfilling the Trustee’s duties as a Trustee of the Trust, should have known, that during the 15-day period immediately preceding or after the date of a Personal Security Transaction in a Security by the Independent Trustee such Security is or was purchased or sold by a Fund or such purchase or sale by a Fund is or was considered by a Fund, the Independent Trustee shall make the quarterly disclosures described below to the Board of Trustees of the Trust, but only with respect to the applicable Personal Security Transaction.

A.	Disclosure Of Personal Brokerage Accounts and Securities Holdings

                      Within 10 days of the commencement of employment with an Adviser, the Underwriter or the Trust, each Trust Person shall submit to the appropriate Compliance Officer a report containing the following information (which report must be current as of a date that is no more than 45 days prior to the date of employment as a Trust Person): (1) the names of each broker-dealer or bank with whom an account holding Securities is maintained, and the account numbers of all personal brokerage accounts, the brokerage accounts of members of such Person’s immediate family, and any brokerage accounts which such Person controls or in which such Person or an immediate family member has Beneficial Ownership when such Person became an employee; (2) a list of all personal Securities holdings as of such date (including, for each, the title, the ticker symbol and/or CUSIP number, number of shares and principal amount); (3) certification that such Person has read and understands this Code; and (4) the date the report was submitted.

B.	Annual Reporting Requirements

                      At the beginning of the first quarter of each calendar year, each Trust Person shall submit to the appropriate Compliance Officer: (1) the names of the broker dealer or bank with whom an account holding Securities is maintained, and the account numbers of all of such Person’s personal brokerage accounts, the brokerage accounts of members of such Person’s immediate family, and any brokerage accounts which such Person controls or in which such Person or an immediate family member has Beneficial Ownership as of a date no more than 45 days before the report was submitted; (2) a list of all personal holdings of Securities (including, for each, the title, the ticker symbol and/or CUSIP number, number of shares and principal amount) as of a date no more than 45 days before the report was submitted; (3) certification that such Person has read and understands this Code and whether such Person has complied with its requirements throughout the prior fiscal year; and (4) the date the report was submitted. A form of Annual Portfolio Holdings Report is attached hereto as Schedule B.

C.	Quarterly Reporting Requirements

                      Each Trust Person shall report to such Person’s appropriate Compliance Officer the following information with respect to transactions in any Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security:

•

The date of the transaction, the title, the applicable ticker symbol and/or CUSIP number, the interest rate and maturity date (if applicable), and the number of shares, and the principal amount of each Security and each Affiliated Fund involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date the report is submitted.

                      Each Trust Person shall also identify any trading account established by the person during the previous quarter with a broker, dealer or bank.

                      Note: A Trust Person need not submit a report if such Person has previously provided copies of trade confirmations, custodial reports (i.e., account statements) or similar documentation to the appropriate Compliance Officer.

                      Reports pursuant to this section of this Code shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates. The report required under this Section VI may be made on the form attached hereto as Schedule B.

                      A Trust Person need not make such a report with respect to transactions effected for any account in which such Person may have Beneficial Ownership, but over which such Person does not have any direct or indirect influence or control (for example, a blind trust), or with respect to transactions effected pursuant to an automatic investment plan. In addition, a Trust Person need not make a separate report to the extent the information included in the report would duplicate information required to be recorded under Rule 204-2 of the Advisers Act.

VII.	REVIEW, ENFORCEMENT AND PENALTIES

          With respect to Advisory Personnel affiliated with an Adviser, the Adviser’s Compliance Officer shall (i) identify all Advisory Personnel, provide a copy of this Code (including any amendments) to each such person, (ii) inform them of their reporting obligations under this Code, including where applicable, answering any questions that such Advisory Personnel may have with respect to this Code, and (iii) maintain a record of all current and former Advisory Personnel and their Personal Securities Transactions. With respect to Trust Personnel affiliated with an Underwriter, the Underwriter’s Chief Compliance Officer shall identify all such persons, provide a copy of the Code, and any amendments thereto, to each such person and inform them of their reporting obligations, and maintain a record of all current and former such persons. With respect to Trust Personnel who are not affiliated with an Adviser or Underwriter, the Trust’s Chief Compliance Officer shall identify all such persons, provide a copy of this Code, and any amendments thereto, to each such person and inform them of their reporting obligations, and maintain a record of all current and former such persons. Trust Personnel shall be required to review and be familiar with the provisions of this Code and, to evidence such review, each person shall be required to acknowledge in writing receipt of this Code, and any amendments thereto, on the form attached hereto as Schedule C.

          A.        Review. Each Compliance Officer of an Adviser shall review the Personal Securities Transactions supplied by its Advisory Personnel, each Underwriter’s Chief Compliance Officer shall review the Personal Securities Transactions supplied by its Trust Personnel, and the Trust’s Chief Compliance Officer shall review the Personal Securities Transactions supplied by Trust Personnel who are not affiliated with an Adviser or Underwriter. The President of the Adviser or Underwriter with whom the Compliance Officer is affiliated (or the designee of such President if the President is the Compliance Officer) shall review the Personal Securities Transactions of the applicable Adviser’s or Underwriter’s Compliance Officer. The Chairman of the Board of Trustees of the Trust shall review the Personal Securities Transactions of the Trust’s Chief Compliance Officer. Such review may include:

(1)      comparing each report with completed and contemplated portfolio transactions of applicable Fund(s);

(2)    comparing the securities included in any report against the list of restricted Securities;

(3)      assessing whether the person submitting the report is trading for his or her own account in the same Securities as the applicable Fund(s) and, if so, whether the Funds are receiving terms as favorable as those received by such person;

(4)      reviewing trades to determine whether the trading may indicate any abuses, including, market timing against an issuer restrictions, trading on insider information, etc.;

(5)      investigating any substantial disparities between the quality of performance in the Advisory Person’s portfolio against that achieved by the Advisory Person for the applicable Fund(s); and

                                              (6)    if applicable, investigating any substantial disparities between the percentage of trades that are profitable when the Advisory Person trades for his or her own portfolio against the percentage that is profitable when the Advisory Person places trades for the applicable Fund(s).

          B.        Employee Reporting. Each person subject to this Code who has knowledge of any violation of this Code by any other person shall promptly report such violation to the appropriate Compliance Officer, who shall investigate any such report to determine if a violation of this Code has in fact occurred. The Compliance Officer shall take sufficient steps to ensure that a reporting person is not penalized and that no retaliatory action is taken against such person in response to or as a result of a report by such person of a violation of this Code by a third person. Any retaliatory action taken against any person that reports a violation shall be deemed a violation of this Code that is sanctionable pursuant to the provisions of this Code.

          C.        Reports to the Board. If a Compliance Officer determines that a potential violation may have occurred, the Compliance Officer must promptly report such violation to the President (or similar executive officer) of the Adviser with whom the Compliance Officer is affiliated, as well as to the Chief Compliance Officer of the Trust. The Compliance Officer and the President (or similar executive officer) of the Adviser shall review the facts and determine whether a violation of this Code may have occurred, taking into account all the exemptions provided under this Code. Before making any determination that a violation has been committed by an individual, the Compliance Officer and the President (or similar officer) of the Adviser shall give such person an opportunity to supply additional information regarding the transaction in question. Upon determining that a violation of the Code has occurred, the Compliance Officer shall report such violation(s) to Trust’s Chief Compliance Officer, who shall promptly report such violation to the Board of Trustees. In the event the violation is committed by Trust Personnel who are not affiliated with an Adviser, the Trust’s Chief Compliance Officer shall investigate such potential violation and, if a determination is made that a violation has occurred, shall report such violation to the Audit Committee of the Board of Trustees.

D.	Penalties

                      (1)       Upon being informed of a violation of this Code of Ethics, an Adviser may impose such sanctions as it deems appropriate, including but not limited to, a letter of censure or suspension, termination of the employment of the violator or a request for disgorgement of any profits received from a securities transaction effected in violation of this Code of Ethics. The Adviser shall impose sanctions in accordance with the principle that no Advisory Personnel may profit at the expense of the shareholders of any Fund. Any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees. The Board of Trustees shall determine the appropriate sanctions that shall be imposed upon the violation of this Code by any Trust Personnel who are not affiliated with an Adviser.

                      (2)       No Person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself. If a Securities transaction of the Compliance Officer is under consideration, a director or other officer of the Adviser (or with respect to the Chief Compliance Officer, an Independent Trustee or other officer of the Trust designated by the Board) shall act in all respects in the manner prescribed herein for the Compliance Officer.

VIII.	DUTIES AND POWERS OF THE BOARD OF TRUSTEES

          Quarterly, each Underwriter, each Adviser and the Trust’s Chief Compliance Officer shall submit to the Board of Trustees at each regular meeting of the Board, a report that identifies any violations of this Code and any significant remedial action taken during the prior quarter. Such reports shall be reviewed by the Board of Trustees in order to determine whether any violation of this Code or any section of the Act or the regulations promulgated thereunder has occurred.

          Annually, each Underwriter, each Adviser and the Chief Compliance Officer shall submit to the Board of Trustees a report that:

•	Summarizes existing procedures concerning Personal Securities Transactions and any changes in the procedures made during the prior year;

•	Identifies any violations of this Code and any significant remedial action taken during the prior year;

•	Identifies any recommended changes in existing restrictions or procedures based upon the experience under the Code, evolving industry practices or developments in applicable laws and regulations; and

•	Certifies that the Adviser, the Trust or the Underwriter has adopted procedures reasonably designed to prevent violations of this Code.

          The Board of Trustees of the Trust may, in its discretion, take any actions and impose any penalty it deems appropriate upon any person that has violated this Code of Ethics or engaged in a course of conduct which, although in technical compliance with this Code, shows a pattern of abuse by that person of his or her fiduciary duties to the Trust.

          The above actions of the Board of Trustees may be in addition to any action taken by the applicable Adviser against the person or persons involved.

          From time to time, the Board of Trustees may amend this Code or adopt such interpretations of this Code as they deem appropriate. The Board must base its approval of any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent Persons subject to this Code from engaging in any conduct prohibited by this Code.

IX.	ALTERNATE CODE OF ETHICS

          A.        All Trust Personnel shall be bound by the requirements of this Code; except that an Adviser, Underwriter or other service provider of the Trust may:

1.

Submit to the Board of Trustees a copy of an Alternative Code adopted by such entity pursuant to Rule 17j-1 under the 1940 Act and, to the extent applicable, Rule 204A-1 under the Investment Advisers Act of 1940, along with a letter of certification that it has adopted procedures reasonably necessary to prevent Trust Personnel from violating such Alternative Code; and the Board shall review any such Alternative Code to determine if it is satisfactory (in which case Trust Personnel who are Trust Personnel solely because of their relationship with the service provider shall be subject to the Alternative Code instead of this Code);

2.	Promptly report to the Trust’s Chief Compliance Officer in writing any material amendments to such Alternative Code; and

3.	Provide to the Board of Trustees, at least annually, the report required in Section VIII above.

          B.        In addition to submitting a report that is satisfactory to the Board, the service provider shall:

1.	Promptly furnish the Board upon request at any time and from time to time copies of any reports made pursuant to such Alternative Code(s) by any Trust Personnel; and

2.	Immediately furnish to the Trust, without request, all material information regarding any violation of such Alternative Code(s) by any Trust Personnel.

C.       The Board of Trustees of the Trust, including all of the Independent Trustees, has approved this Code and shall approve any Alternative Code and any material changes to such Alternative Code. The Board must base its approval of any Alternative Code and any material changes to any Alternative Code on a determination that such Alternative Code contains provisions reasonably necessary to prevent all Persons subject to it from engaging in any conduct prohibited by this Code. Before approving any service provider’s Alternative Code or any amendment thereto, the Board must receive a certification from the service provider that it has adopted procedures reasonably necessary to prevent its Trust Personnel from violating the Code. The Board must approve any Alternative Code of any new service provider to the Trust before initially retaining the services of such service provider. The Board shall approve a material change to the Alternative Code of a service provider no later than six months after adoption of the material change.

X.	RECORDS

          A.        The Trust and each Adviser and the Underwriter shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act and shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

1.	A copy of this Code and any Alternative Code of Ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

2.

A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

3.

A copy of each report or duplicate account statements filed pursuant to this Code by any Person subject to the Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

4.

A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.

5.	A copy of each annual report to the Board required in Section VIII above.

6.

A record of any decision, and the reasons supporting the decision, to approve the acquisition by any Person of initial public offerings or limited offerings, for at least five years after the end of the fiscal year in which the approval is granted.

B.	Confidentiality

                      All reports of Securities transactions and any other information required to be maintained pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by Securities and Exchange Commission staff.

Schedule A

OFFICERS AND TRUSTEES OF THE TRUST

Officers and Trustees of the Trust as described in the Trust’s most current post-effective amendment to its registration statement on SEC Form N-1A, under the Statement of Additional Information section entitled “Trustees and Officers.”

LIST OF FUNDS, INVESTMENT ADVISERS, SUBADVISERS

AND PRINCIPAL UNDERWRITERS

Name of Fund	Adviser Name and Address	Subadvisor Name and Address	Principal Underwriter

3 to 1 Diversified Equity Fund 3 to 1 Strategic Income Fund

Envestnet Asset Management, Inc.

35 East Wacker Drive, 16th Floor, Chicago, Illinois 60601

III to I Financial Management Research, L.P. [1] (portfolio research consultant only)

5580 Peterson Lane, Suite 100 Dallas, Texas 75240

Aletheia Research and Management, Inc.

100 Wilshire Blvd., Suite 1960

Santa Monica, California 90401

Hillman Capital Management, Inc.

7600 Wisconsin Avenue, Suite 650,

Bethesda Maryland 20814

Optique Capital Management, Inc.

555 Main St., Suite 440 Racine, Wisconsin 53403

London Company of Virginia

1801 Bayberry Court Suite 301

Richmond, Virginia 23226

Pictet Asset Management, Ltd.[1]

Moor House, Level 11, 120 London Wall

London EC2Y 5ET, UK

WB Capital Management Inc.

1415 28th Street, West Des Moines, Iowa 50266

Loomis, Sayles & Company, LP

One Financial Center, Boston, MA 02111

SMH Capital Advisors

600 Travis, Suite 3100 Houston, Texas 77002

Unified Financial Securities, Inc. [1]
Appleseed Fund	Pekin Singer Strauss Asset Management 21 S. Clark Street, Suite 3325 Chicago, IL 60603 Phone: 312-554-7525	N/A	Unified Financial Securities, Inc.

Auer Growth Fund	SBAuer Funds, LLC 10401 N. Meridian St., Suite 100 Indianapolis, IN, 46290	N/A	Unified Financial Securities, Inc.

Archer Balanced Fund	Archer Capital Management, LLC. 9102 N. Meridian Street, Suite 540 Indianapolis, IN 46260	N/A	Unified Financial Securities, Inc.

Becker Value Equity Fund Becker Small Cap Value Equity Fund	Becker Capital Management 1211 SW 5th Avenue, Suite 2185 Portland, OR 97204 Phone: 503-223-1720	N/A	Unified Financial Securities, Inc.

Bell Worldwide Trends Fund	Bell Investment Advisors, Inc. 1111 Broadway, Suite 1630 Oakland, CA 94607	N/A	Unified Financial Securities, Inc.

_________________________

1  Service Provider has adopted an Alternative Code of Ethics approved by the Trust’s Board of Trustees.

Chinook Emerging Growth Fund	Chinook Capital Management 4380 SW Macadam Avenue Suite 250 Portland, OR 97239 Phone: 503-228-1116	N/A	Unified Financial Securities, Inc.

Crawford Dividend Growth Fund	Crawford Investment Counsel 100 Galleria Parkway, Suite 980 Atlanta, GA 30339 Phone: 770-859-0045	N/A	Unified Financial Securities, Inc.

Dean Large Cap Value Fund Dean Small Cap Value Fund Dean International Fund	Dean Investments Associates 2200 Kettering Tower Dayton, OH 45423 Phone: 937-222-9531

Dean Capital Management, LLC

7450 West 130th Street Suite 150, Overland Park, Kansas 66213

Newton Capital Management, Ltd.

Mellon Financial Centre, 160 Queen Victoria Street, London, EC4V 4LA, United Kingdom

Unified Financial Securities, Inc.

FCI Equity Fund FCI Bond Fund	Financial Counselors, Inc. 442 West 47th Street Kansas City, MO 64112 Phone: 816-329-1527	N/A	Unified Financial Securities, Inc.

GJMB Growth Fund	Gamble Jones Investment Counsel 301 E. Colorado Blvd., Suite 802 Pasadena, CA 91101 Phone: 626-795-7583	N/A	Unified Financial Securities, Inc.

IMS Strategic Allocation Fund IMS Strategic Income Fund IMS Capital Value Fund	IMS Capital Management 8995 South East Otty Road Portland, OR 97086 Phone: 503-654-1338	N/A	Foreside[2]

_________________________

2  Service Provider has adopted an Alternative Code of Ethics approved by the Trust’s Board of Trustees.

Iron Market Opportunity Fund Iron Strategic Income Fund	Iron Financial Management, Inc. Two Northfield Plaza, Suite 250 Northfield, IL 60093 Phone: 847-501-3511	N/A	Unified Financial Securities, Inc.

Leeb Focus Fund	Leeb Capital Management 500 5th Avenue, 57th Floor New York, NY 10110 Phone: 212-653-1714	N/A	Unified Financial Securities, Inc.

Marathon Value Portfolio	Spectrum Advisory 1050 Crowne Pointe Pkwy. Suite 950 Atlanta, GA 30338 Phone: 770-393-8725	N/A	Unified Financial Securities, Inc.

Marco Targeted Return Fund	Marco Investment Management, LLC 300 Atlanta Financial Center Atlanta, GA 30326 Phone: 404-504-8600	N/A	Unified Financial Securities, Inc.

Mirzam Enhanced Equity Fund	Mirzam Asset Management, LLC 1 Main Street, Suite 200 Tequesta, FL, 33469	Bastiat Capital, LLC Granite Parkway, Suite 200 Plano, TX, 75024

NS Small Cap Growth Fund	NS Investment Partners, LLC 1055 Westlakes Drive, Suite 300 Berwyn, PA 19312 Phone: 610-727-4147	N/A	Unified Financial Securities, Inc.

Roosevelt Multi-Cap Fund	Roosevelt Investment Group 317 Madison Avenue, Suite 1004 New York, NY 10017 Phone: 646-452-6713	N/A	Unified Financial Securities, Inc.

Sound Mind Investing Fund Sound Mind Investing Managed Volatility Fund	SMI Advisory, Inc. 422 Washington Street Columbus, IN 47201 Phone: 812-376-7320 ext. 3	N/A	Unified Financial Securities, Inc.
StoneRidge Small Cap Growth Fund	StoneRidge Investment Partners, LLC 7 Great Valley Parkway, Suite 290 Malvern, PA 19355 Phone: 610-647-5287	N/A	Unified Financial Securities, Inc.

Symons Alpha Value Institutional Fund Symons Alpha Growth Institutional Fund Symons Small Cap Institutional Fund	Symons Capital Management[3] 5 Great Valley Pkwy, STE 217 Malvern, PA 19335 Phone: 610-648-3851	N/A	Unified Financial Securities, Inc.

Toreador Large Cap Fund	Toreador Research & Trading, LLC 255 West Fallbrook, Suite 204 Fresno, CA 93711 Phone: 559-436-4270	N/A	Unified Financial Securities, Inc.

_________________________

3  Service Provider is subject to the Addendum to Code of Ethics attached hereto as Schedule D.

Schedule B

Annual Disclosure of Securities Holdings

This report shall set forth the security name or description and security class of each security holding in which you have any direct or indirect beneficial ownership in the Security; provided, however, that such Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control if such person certifies such fact to the Fund. In lieu of listing each security position below, you may instead attach copies of your bank or broker’s statements for Securities accounts, sign and date this form and return it together with your statements to the Fund.

Security Name	Ticker Symbol and/or CUSIP	Type of Security (Stock, Bond, etc.)	Number of Shares or Principal Amount	Name of Broker/Dealer	Account Number

•	In lieu of listing, I have attached copies of ALL my most recent bank or broker(s)’ statements for my Securities accounts.

_________________________	________________________	______________
Print Name	Signature	Date

Return to:

Personal Securities Transactions Report	For Quarter Ended _____________________________

This report of personal securities transactions pursuant to the requirements of Rule 17j-1 of the Investment Company Act of 1940 and Rule 204A-1 and Rule 204-2(a)(13) of the Advisers Act must be completed and submitted to the Compliance Officer not later than 30 days after the end of each calendar quarter.

Trade Date	Nature of Transaction (i.e., Buy, Sell, Other)	Security Name and Type (include interest rate and maturity date if applicable)	Number of Shares or Principal Amount	Price	Name of Effecting Broker-Dealer or Bank	Pre-Cleared (Date or N/A)

For any new brokerage accounts established during the quarter, provide the following:

Name of Broker-Dealer or Bank Holding Account	Date Account was Established

(	I have not purchased or sold any shares of the _________________ [Name of Fund(s)] during the above-referenced quarter; and

(	I had no personal securities transactions during the quarter being reported here that were required to be reported on this Schedule C.

The reporting of any of the above transaction shall not be construed as an admission that I have any direct or indirect ownership in the security to which the report relates.

_________________________________	_________________________________________	__________________
(Print Name)	(Signature)	(Date Submitted)

1984491

Schedule C

ACKNOWLEDGEMENT

The undersigned, a Trust Personnel of Unified Series Trust, hereby acknowledges:

1.

That s/he has received a copy of the Trust’s most current Code of Ethics adopted pursuant to Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act of 1940, including all applicable amendments thereto (collectively, the “Code of Ethics”).

2.	That s/he has reviewed the Code of Ethics and has had the opportunity to ask questions about it.

3.	That s/he has read and understands the Code of Ethics.

                      IN WITNESS WHEREOF, the undersigned has executed this as of this ___ day of __________________________, ______.

Signature:

Print Name:

Describe Affiliation:

___________________________________

1984491

Schedule D

UNIFIED SERIES TRUST

Addendum to Code of Ethics

WHEREAS, the Board of Trustees of Unified Series Trust (the “Trust”) has adopted a Code of Ethics (the “Code”) on behalf of the Trust to govern personal securities transactions of the officers and trustees of the Trust (collectively, “Trust Personnel”), persons affiliated with the investment adviser to each series of the Trust (each an “Adviser”), and the officers and directors of the underwriter to each series of the Trust;

WHEREAS, the Code, which is designed to prevent violations of federal securities laws, embodies the following key principles: (1) the interests of shareholders in a series of the Trust must always be paramount; (2) Trust Personnel should avoid any action that may call into question their ability to exercise their independent judgement for the benefit of shareholders; and (3) all personal securities transactions should be undertaken in a manner intended to avoid any actual, potential or apparent conflicts of interest;

WHEREAS, each capitalized term used herein but not defined shall have the respective meaning set forth in the Code;

WHEREAS, Symons Capital Management (“SCM”) has been engaged by the Trust to serve as the sole Adviser to Symons Alpha Growth Institutional Fund, Symons Alpha Value Institutional Fund and Symons Small Cap Institutional Fund, each a series of the Trust (collectively, the “Symons Funds”);

WHEREAS, SCM has advised the Board that, as a result of maintaining accounts on behalf of SCM’s advisory clients, affiliated accounts (including the SCM qualified retirement plan) and accounts in which SCM’s Adviser Personnel and Portfolio Managers have Beneficial Ownership (each an “SCM Account,” and collectively, the “SCM Accounts”) with multiple custodians, SCM will be unable to combine (“block”) all transactions in Securities for the SCM Accounts with trades in the same Security by the Symons Funds; although trades on behalf of an SCM Account in a Security will be blocked with all trades in the same Security on behalf of all other SCM Accounts maintained at the same custodian;

WHEREAS, SCM represented to the Board that it has adopted a “Trading Policy,” attached hereto as Exhibit 1, which policy requires SCM to rotate the order in which blocked trades on behalf of SCM Accounts held at different custodians are executed at institutional commission rates by such custodians in order to ensure that all SCM Accounts are treated fairly and no one SCM Account benefits (or is harmed) by always having trades on behalf of such SCM Account submitted first (or last);

WHEREAS, SCM further represented to the Board that: (1) SCM’s Trading Policy is designed to ensure that trades executed on behalf of all SCM Accounts and the Symons Funds will be undertaken in a manner intended to avoid any actual, potential or apparent conflicts of interest; (2) SCM has performed an analysis of actual trades on behalf of current SCM Accounts using this Trading Policy and SCM has determined that no SCM Account has received a preference and that all advisory clients have been treated fairly; (3) SCM will adhere to its Trading Policy and will seek Board approval prior to changing the Trading Policy; (4) SCM will formally document its best execution review on a regular basis and make such analysis and supporting documentation available to the Board upon request of the Trust’s Chief Compliance Officer (“CCO”) at any time; and (5) SCM will notify the Board promptly in the event that SCM determines that the Symons Funds are not receiving best execution under the Trading Policy and the remedial actions that SCM will take, including making the Symons Funds whole, if necessary; and

WHEREAS, in connection with the Trust’s engagement of SCM as Adviser to the Symons Funds, the Board of Trustees has determined, based on the CCO’s review and summary of SCM’s compliance program, including SCM’s Trading Policy attached hereto as Exhibit 1; and further based on the CCO’s analysis of SCM’s best execution review process, that SCM’s compliance procedures are reasonably designed to prevent violations of applicable federal securities laws.

NOW THEREFORE BE IT:

RESOLVED, that notwithstanding anything to the contrary in the Code, an SCM Account may Purchase or Sell a Security within three calendar days before or, on the same day as, the execution of a trade in the same Security or an equivalent Security by a Symons Fund; provided that such trade is combined (“blocked”) with trades in the same Security on behalf of all other SCM Accounts held at the same custodian, and that multiple block trades are executed as set forth in the attached Trading Policy; and be it

FURTHER RESOLVED, that notwithstanding anything to the contrary in the Code, an SCM Account may execute a trade on a day during which a Symons Fund has a pending “buy” or “sell” order in that Security or an equivalent Security; provided that such trade is blocked with trades in the same Security on behalf of all other SCM Accounts held at the same custodian, and that multiple block trades are executed as set forth in the attached Trading Policy; and be it

FURTHER RESOLVED, that notwithstanding anything to the contrary in the Code, an SCM Account may execute a trade in a Security or an equivalent Security that is being considered for Purchase or Sale by a Symons Fund; provided that such trade is blocked with trades in the same Security on behalf of all other SCM Accounts held at the same custodian, and that multiple block trades are executed as set forth in the attached Trading Policy; and be it

FURTHER RESOLVED, that notwithstanding anything to the contrary in the Code, “Exempted Transactions” shall include trades in the same Security on behalf of SCM Accounts that are blocked with trades on behalf of all other SCM Accounts held at the same custodian and that are executed as multiple block trades according to the attached Trading Policy; and be it

FURTHER RESOLVED, that notwithstanding anything to the contrary set forth above, any trade in a Security on behalf of an account in which any of SCM’s Adviser Personnel or Portfolio Manager has Beneficial Ownership that is not blocked with trades in the same Security on behalf of all other SCM Accounts held at the same custodian will be subject to the provisions of the Code described under the heading “Prohibited Purchases and Sales of Securities” and the preclearance procedures under the heading “Preclearance of Personal Securities Transactions.”

Exhibit 1

to the

Addendum

to the

Unified Series Trust

Code of Ethics

SYMONS CAPITAL MANAGEMENT, INC.

TRADING POLICY

Symons Capital Management (“SCM”) recognizes it has a fiduciary duty to its clients to seek to achieve Best Execution (defined below) for every trade. The Securities and Exchange Commission (“SEC”) has clearly stated that investment advisers have a duty to seek the most favorable execution terms reasonably available given the specific circumstances of each trade. In this regard, the SEC has recognized that qualitative factors are generally as important as quantitative factors. According to the SEC, in making its Best Execution determination, “a money manager should consider the full range and quality of a broker’s services in placing brokerage including, among other things, the value of research provided as well as execution capability, commission rate, financial responsibility, and responsiveness to the money manager.”

Definition of Best Execution

When managing discretionary portfolios, SCM considers the desirability of buying or selling certain securities and how the costs of implementing these decisions will affect the overall benefit to clients. In addition, SCM (1) determines client trading requirements; (2) selects appropriate trading techniques, venues, and agents; (3) controls the pace of liquidity absorption to avoid excessive market impact; (4) protects the interests of clients and the proprietary information of decisions made by investment managers; and (5) monitors the results on a continual basis.

SCM interprets the concept of “Best Execution” as being similar to that of “prudence” in intent and practice. Although prudence and Best Execution may be difficult to define or quantify, a general determination can be made as to whether they have been met. In making this determination, one would examine whether the assets were exposed to extraordinary hazards and whether the practice deviated from what other experts would commonly do. Prudence addresses the appropriateness of holding certain securities, while Best Execution addresses the appropriateness of the methods by which securities are acquired or disposed. Security selection seeks to add value to client portfolios by evaluating future prospects; Best Execution seeks to add value by reducing frictional trading costs. These two activities go hand in hand in achieving better investment performance and in meeting standards of prudent fiduciary behavior. Fortunately, trading is a repetitive, continuous process. Each trade communicates information regarding the underlying trading process. In the aggregate, this information can be used (1) to determine whether SCM consistently is seeking Best Execution and (2) to improve the process.

SCM defines Best Execution as the trading process that seeks to maximize the value of a client’s portfolio within the client’s stated investment objectives and constraints. This definition recognizes that Best Execution

• is intrinsically tied to portfolio-decision value and cannot be evaluated independently,

• is a prospective, statistical, and qualitative concept that cannot be known with certainty,

• has aspects that may be measured and analyzed over time, even though such measurement on a trade-by-trade basis may not be meaningful in isolation, and

• is interwoven into complicated, repetitive, and continuing practices and relationships.

SCM has adopted the following Best Execution & Trading Policies and Procedures:

1.	Processes

SCM has established written policies and procedures that have the ultimate goal of maximizing the asset value of client portfolios through Best Execution while taking into account each client’s investment objectives and constraints. SCM’s policies and procedures provide guidance to manage effectively the quality of trade decisions.

2.	Disclosures

SCM discloses to current and prospective clients upon request (1) our general information regarding trading techniques, venues, and agents and (2) any actual or potential trading-related conflicts of interest.

3.	Record Keeping

SCM maintains proper documentation that supports (1) compliance with its policies and procedures and (2) the disclosures provided to clients. In addition to aiding in the determination of Best Execution, the records support SCM’s Custodian selection practices when examined by applicable regulatory organizations.

Processes

Trade Management Oversight Committee (TMOC)

SCM has adopted a Trade Management Oversight Committee consisting of the CCO, CEO, CIO, Vice President, Research and Vice President, Trading.

The TMOC meets during the first month of each quarter to discuss and evaluate the cost and quality of trade execution and client services rendered at various custodians during the prior quarter, to ensure that we continue to provide the highest quality trade execution and services possible for our clients, and to provide comprehensive, consistent and formal documentation of our best execution reviews.

Best Execution Tracking and Trade Evaluation Process

Each month, a sample of trades will be reviewed by gathering information such as security, date, order, broker, time of order placement, time of order completion, trader, execution price and VWAP information gathered from Bloomberg regarding the time window of the trade. This will serve to compare traders at each broker to the VWAP for the trading period and to assess their execution performance. One or two random trades per month will be reviewed.

Every quarter the following specific information is discussed, considered and evaluated.

•	Selected Custodians
•	Analysis of brokerage commissions
•	Custodian Characteristics
•	Custodian Ranking
•	Post-Trade analysis and trade evaluation of execution quality
•	Acceptable Commission range for trades
•	Execution Capabilities
•	Technology
•	Quality of Service

Results of the meeting and quarterly determination will be included in the meeting minutes and can be found on SCM’s internal company web. These reports are available for client and potential client review upon request. SCM’s CCO is responsible for oversight and policy maintenance. In addition SCM’s CCO will make meeting minutes available within two weeks.

Firm-wide Trade Management Policy

SCM has implemented a Firm-wide trade management policy designed to emphasize our commitment to our fiduciary responsibility to seek to maximize the value of a client’s portfolio within that client’s investment objectives and constraints. SCM’s trade management policy follows.

Custodian Identification

Below are some considerations SCM uses when evaluating a custodian for client accounts. The following traits provided here is a sampling of characteristic which may be used either separately or in conjunction with one another. Following are some of the factors SCM considers:

Ability to minimize total trading costs while maintaining its financial health; for example, SCM considers whether a custodian can;

•	Maintain and commit adequate capital when necessary to complete trades,
•	Respond during volatile market periods, and
•	Minimize the number of incomplete trades.

Custodians’ level of trading expertise; at a minimum, SCM considers, when applicable, whether a Custodian can;

•	Search for and obtain liquidity to minimize market impact and accommodate unusual market conditions,
•	Complete trades,
•	Execute unique trading strategies,
•	Execute and settle difficult trades,

•	Maximize the opportunity for price improvement,
•	Execute a trade quickly,
•	Maintain the anonymity of an investment manager,
•	Exert the necessary effort to satisfy trading needs in a diligent and consistent manner, and
•	Account for its trade errors and correct them in a satisfactory manner.

Custodians’ infrastructure; examples are a Custodian’s overall commitment to technology and its access to a trading system with the following characteristics;

•	Order-entry systems,
•	Adequate lines of communication,
•	Timely order execution reports,
•	An efficient and accurate clearance and settlement process, and
•	Capacity to accommodate unusual trading volume.

Custodians’ ability to provide the following information or services (if applicable);

•	Suggestions that improve the quality of trade executions,
•	Proprietary or third-party Research.

Custodians’ financial condition; SCM makes reasonable inquiries into a Custodian’s financial condition to prevent jeopardizing client funds.

Trade Execution & Block Trading

Generally, trading by SCM is processed and executed via two primary custodians; Schwab and Fidelity. In addition, SCM has various arrangements with outside client-directed custodians. The SEC states that an Adviser must have a formula or program for allocating securities among client accounts. SCM has adopted a “Rotational Policy” based on a pre-determined order of priority among custodians so that each client account receives a full allocation in the order of priority until the entire order has been allocated.

Disclosure of our policies for the aggregation of transactions is disclosed in the Form ADV. SCM will aggregate transactions unless we believe that aggregation is inconsistent with our duty to seek best execution (which includes the duty to seek best price) for clients.

No advisory client will be favored over any other client; each client that participates in an aggregated order will participate at the average share price for all SCM transactions in that security with that broker/custodian on a given business day, with transaction costs incurred by each client in accordance with the parameters of the commission schedule of the executing broker/custodian.

Before entering an aggregated order, SCM will prepare a written statement in the form of the Trade Blotter specifying the participating client accounts and how SCM intends to allocate the order among the clients.

If the aggregated order is filled in its entirety, it will be allocated among clients in accordance with the Trade Blotter; if the order is partially filled, it will be allocated fairly using reasonably objective criteria. When the total final execution amount of a trade is materially less than an amount of the requested order, certain accounts may be removed entirely from the list of participants and the amounts of the allocation can be adjusted to avoid inefficient results.

Notwithstanding the foregoing, the order may be allocated on a basis different from that specified in the Trade Blotter if all client accounts receive fair and equitable treatment.

The statistical breakout of clients at each custodian is roughly >80% at Schwab, <20% at Fidelity and <10% at an assortment of odd brokers. With this breakout in mind, SCM has adopted the following Block Trade Order Rotation (BTOR) policy, based on an eleven trade rotation (8:2:1);

1.	Schwab, Fidelity, odd brokers.
2.	Schwab, Fidelity, odd brokers in reverse order.
3.	Schwab, odd brokers, Fidelity.
4.	Fidelity, Schwab, odd brokers in reverse order.
5.	Schwab, Fidelity, odd brokers.
6.	Odd brokers in reverse order, Fidelity, Schwab.
7.	Schwab, Fidelity, odd brokers.
8.	Schwab, Fidelity, odd brokers in reverse order.
9.	Schwab, odd brokers in reverse order, Fidelity.
10.	Fidelity, Schwab, odd brokers in reverse order.
11.	Schwab, Fidelity, odd brokers.

Partial Order Fill (POF) – Allocation Methods

In certain cases large block orders may not be filled at the same time or may be filled over the course of two or more days. In such cases of a large block order being partially filled, allocations will adhere to the following guidelines.

1.	If 20% or more of total shares are completed - prorate allocation evenly across all SCM client and affiliated accounts, allowing for rounding to the nearest 10 shares in each account.
2.

If less than 20% of total shares are completed - prorate allocation evenly across all SCM client accounts*, except that an account may be excluded to the extent that the CCO determines that the account would not benefit (or would be disadvantaged) by receiving a small lot or because of the higher commission rate (as a percentage of the account’s value) that would be incurred by the account due to the size of the account.**

* None of SCM personal or QRP accounts will be included in the POF method for allocating shares, unless an allocation across all accounts is achieved.

** SCM has adopted the POF method because it is not advantageous to allocate blocks of small positions across a large number of accounts. At certain Custodians it is disadvantageous because of the commission structure having a minimum cost per trade. This policy has been established to save clients from excess commission costs for partial fills which would represent an egregious fee based on the percent for any buy or sell less than 50 shares.

SCM will only add/subtract shares in multiples of ten. Partial share amounts in any partial allocations are rounded up or down to the nearest ten at the discretion of the trader in order to make the POF fair and equitable.

Client-Directed Brokerage Arrangement

SCM currently has a minimal number of Client-Directed Brokerage accounts. SCM’s policy is to notify the client in writing of the specific circumstances which may result in higher commission, higher fees, and poor execution or trades.

Disclosures

SCM will disclose our trade management practices as well as our actual and potential trading-related conflict of interest to all current and prospective clients. Disclosing this information will assist clients in evaluating SCM’s ability to manage trades in a manner that consistently seeks to achieve Best Execution. All disclosures are available upon request and include;

•	Custodian selection practices and any changes thereto,

•	Actual and potential conflicts of interest,

•	Research and/or other brokerage services obtained through Soft Dollar Arrangements,

•	Client-Directed Brokerage Arrangements to the extent that they may expose non-directed brokerage clients to less optimal trade executions and/or higher trading costs,

•	Trade allocation and aggregation policies,

•	Interest in, or material business relationships with, market makers or market centers,

•	The use of client brokerage to pay for client referrals or other arrangements that promote the Firm's business and the distribution of shares of investment companies the Firm manages, and

•	The use of client brokerage to obtain goods or services that do not constitute Research or brokerage services.

Record Keeping

SCM maintains accurate and complete trading records. All documentation is compiled and presented in our quarterly TMOC meeting minutes. The following areas are represented in our quarterly documentation.

•	The process used to select Custodians and to oversee Custodians performance on an aggregate trading basis;

•	Records that demonstrate how SCM considered relevant factors during the Custodians selection process;

•	The Custodians’ characteristics and other factors believed necessary to deliver quality executions to clients;

•	The post-trade analysis of execution quality and any steps taken to improve the process;

•	The review of the controls in place to prevent or mitigate any adverse effects that conflicts of interest may cause on an aggregate trading basis;

•	The materials prepared for and by the TMOC;

•	Records that support negotiated Custodians’ commissions;

•	Maintaining appropriate documentation when the commission paid exceeds the acceptable, pre-established range and describing the circumstances that caused the deviation;

•	Retaining client agreements or other instructions authorizing practices that may interfere with obtaining the most favorable commission rate or net price, such as;

a.	Paying up for Research services,
b.	Paying a fixed commission rate to a Custodian as compensation for custody or other services to a client, and
c.	Client-Directed Custodian Arrangements;

•	Documenting the nature, benefit, and sources of soft dollar services obtained.